Exhibit 10.44
[English Translation]
CDMA Business Transfer Framework Agreement
Between
China Unicom Corporation Limited
And
China Unicom Limited
And
China Telecom Corporation Limited
2 June 2008

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Content

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This Agreement was entered into by the following parties in Beijing, the People’s Republic of China (the “PRC” or “China”) on 2 June 2008:
(1)	China Unicom Corporation Limited, a foreign-invested enterprise incorporated in the PRC, with its address at 12/F, Henderson Center Office Tower 1, 18 Jianguomennei Avenue, Dongcheng District, Beijing, the PRC (the “Seller”)
(2)	China Telecom Corporation Limited, a joint stock limited company incorporated in the PRC with limited liability, with its address at 31 Financial Street, Xicheng District, Beijing , the PRC (the “Purchaser”)
(3)	China Unicom Limited, a company incorporated in Hong Kong with limited liability, at 75/F, The Centre, 99 Queen’s Road Central, Hong Kong, the PRC (“Unicom Listco”)
Words and expressions used in this Agreement shall be defined and interpreted in accordance with Schedule 1.
Whereas:
(1)	As of the date of this Agreement, Unicom Group is the sole telecom operator holding the license from the then Ministry of Information Industry to provide CDMA mobile telecommunications services in the PRC. Unicom New Horizon, a wholly-owned subsidiary of Unicom Group, is responsible for the development of CDMA Network in the PRC.
(2)	The Seller is a foreign-invested enterprise incorporated and existing in the PRC, with 100% of its equity rights held by Unicom Listco. In accordance with the Unicom CDMA Lease Agreement dated 26 October 2006 entered into between Unicom Group, Unicom New Horizon and Unicom A Share Company and the Transfer Agreement of the Unicom CDMA Lease Agreement entered into on the same date between Unicom A Share Company and the Seller, the Seller operates CDMA business by leasing capacity on the CDMA Network exclusively from Unicom New Horizon.
(3)	The Purchaser is a joint stock limited company incorporated and existing in the PRC with limited liability, whose shares are listed in Hong Kong and the United States of America, with 70.89% of its shares held by Telecom Group.

(4)	To develop mobile business and accomplish comprehensive business operation, the Purchaser proposes to purchase from the Seller the CDMA Business and related assets and liabilities; to adjust business distribution and concentrate its strength on the development of GSM business, the Seller proposes to sell to the Purchaser the CDMA Business and related assets and liabilities owned and operated by it (the “Business Transaction”). Meanwhile, Telecom Group proposes to purchase all assets owned by Unicom New Horizon, Unicom New Horizon proposes to sell all assets owned by it to Telecom Group, while Telecom Group proposes to purchase part of CDMA assets owned by Unicom Group, and Unicom Group proposes to sell part of CDMA assets owned by it to Telecom Group (the “Asset Transfer”).
Therefore, the parties have reached the following framework agreement for the Business Transaction through friendly negotiation on an equality and mutual beneficial basis:
1. Sale and Purchase
1.1 The Seller shall sell all Businesses and related assets and liabilities owned and operated by it as of the Completion Commencement Date (the “Target Businesses”) in accordance with terms and conditions set out in this Agreement and the Detailed Agreements, including:
(1)	CDMA Subscribers and related rights and obligations (including but not limited to receivable usage fees due, prepayment by subscribers, balance relating to rechargeable cards under pre-payment arrangement for nationwide CDMA intelligent network, subscriber deposits, subscriber bonus costs, balance of handset price to be amortized that have actually occurred prior to the Completion Commencement Date);
(2)	Tangible and intangible assets related solely to the Businesses, including but not limited to subscriber information and business information, handsets, accounts receivable, monetary funds, franchise shops for CDMA terminals (if any), telecom cards, rechargeable cards, and trademarks, brand-names (including product names), copyrights, proprietary technologies, patent and other intellectual properties (if any), except as otherwise agreed upon by the Seller and the Purchaser;

(3)	Contractual relationships and business arrangements related solely to the Businesses, including but not limited to interconnection agreements, subscriber connection agreements, equipment supply agreements, IT service agreements, sales outlets operation agreements, sales outlets investment agreements (if any), and existing cooperation, agency, and other businesses related to contractual relationships and business arrangements in respect of the Business of various non-self-owned sales outlets;
(4)	Other contractual relationships and business arrangements related to the Businesses to be defined in the Detailed Agreements by the Seller and the Purchaser;
(5)	Other assets including CDMA/GSM Shared Base Stations agreed upon by the Seller and the Purchaser; and
(6)	Such Liabilities directly related to the above mentioned Items (1)-(5) as of the Completion Commencement Date, except any interest bearing liabilities and other liabilities to be defined in the Detailed Agreements by the Seller and the Purchaser. To avoid any doubt, assets related to the Assumed Liabilities shall be deemed to be included in Items (1)-(5) above.
1.2 The parties shall consult with each other and agree separately in the Detailed Agreements as to whether China Unicom (Macau) Ltd. and Unicom Huasheng Telecommunications Technology Company Limited shall be included in the Target Businesses.
1.3 From the date of this Agreement to the Delivery Date, the parties shall, in accordance with principles set out in Article 1.1, confirm a list of the Target Businesses. In particular, the parties shall complete the preparation of the initial list of the Target Businesses prior to the signing of the Detailed Agreements and update such initial list before the Completion Commencement Date in a manner as confirmed by the parties, so as to ensure the final list of the Target Businesses can be prepared within 20 days from the Completion Commencement Date or on another date agreed upon by the parties. The final list may be adjusted within the Completion period, subject to agreement of the parties. The parties shall sign the final Completion list on the Delivery Date.
2. Purchase Consideration and its Adjustment Mechanism

2.1 The selling price of the Target Businesses (the “Initial Consideration”) shall be RMB 43.8 billion.
2.2 The parties agree that the Initial Consideration shall be adjusted pursuant to the following mechanism, i.e., based on CDMA Service Revenue disclosed in 2008 Interim Report of Unicom Listco (R1) and CDMA Service Revenue disclosed in 2007 Interim Report of Unicom Listco (R2), with A as the coefficient:
Adjusted transaction consideration = A x the Initial Consideration
If (R1/R2+0.02) > or = 1, then A = 1,
If (R1/R2+0.02) < 1, then A = (R1/R2+0.02).
The price adjusted pursuant to the above mechanism shall be the Final Purchase Price (the “Final Purchase Price”).
2.3 The Purchaser shall pay the Final Purchase Price to the Seller in cash in three (3) installments as follows:
(1)	The Purchaser shall pay the Seller 70% of the Final Purchase Price (the “First Installment”) within three (3) days from the Unconditional Date;
(2)	The Purchaser shall pay the Seller 20% of the Final Purchase Price (the “Second Installment”) within three (3) days from the Delivery Date; and
(3)	The Purchaser shall pay the Seller 10% of the Final Purchase Price (the “Third Installment”) before 31 March 2009.
Each of the above installments (if applicable) may be offset by such equal money amount payable by the Seller to the Purchaser, subject to agreement by all parties to this Agreement.
3. Conditions to Completion
3.1 The Completion shall be subject to the fulfillment or waiver of the following conditions:

(1)	There being no Material Adverse Change in the operation of the Target Businesses;
(2)	The Business Transaction having been approved by shareholders of Unicom Listco pursuant to applicable laws, regulations and the Listing Rules, and the CDMA Termination Agreement having been approved by the independent shareholders of Unicom Listco;
(3)	The Business Transaction having been approved by the Purchaser pursuant to applicable laws and regulations;
(4)	The Business Transaction having been approved by shareholders of Unicom A Share Company pursuant to applicable laws, regulations and the Listing Rules, and the CDMA Termination Agreement having been approved by the non-connected shareholders of Unicom A Share Company;
(5)	The amendments to articles of association and changes to business scope having been approved by the shareholders of the Purchaser at the general meeting pursuant to applicable laws, regulations and the Listing Rules, and the Telecom CDMA Lease Agreement having been approved by the independent shareholders of the Purchaser;
(6)	all approvals, permits, filings and registrations in connection with the Business Transaction and the Asset Transfer Agreement having been obtained from the relevant governmental and regulatory authorities in the PRC and any other relevant jurisdictions, which shall include but not limit to, the approval of the Ministry of Industry and Information for Telecom Group to authorize the Purchaser to operate mobile telecommunications business and to use the relevant telecommunications resources such as CDMA bandwidth and network numbers, and such approvals remain in full force and effect without modification;
(7)	All necessary procedures required by applicable laws and binding agreements or documents in connection with the Business Transaction having been performed by the Seller in accordance with the Completion Plan, including but not limited to those regarding creditors’ announcement/notification procedures or obtaining such consent from such creditors;

(8)	The Detailed Agreements in connection with the Business Transaction and the agreement regarding the arrangements in the Transition Period having been entered into by the Seller, the Purchaser and Unicom Listco; and
(9)	The Asset Transfer between Unicom New Horizon, Unicom Group and Telecom Group having been commenced at the same time.
3.2 Each party shall use its respective reasonable endeavors to procure the satisfaction of all conditions set out in Article 3.1 as soon as practicable before 30 September 2008.
3.3 If the above conditions are not satisfied on or before 31 December 2008 (or such other date as the parties may agree), this Agreement will automatically terminate (except for Surviving Provisions). Under such circumstance, no party (or its Affiliate) shall be entitled to make a claim of any nature against any other party (or its Affiliate) pursuant to this Agreement, except for claims related to rights or obligations accrued before the termination or under Surviving Provisions.
4. Joint Working Committee
The relevant parties shall consult with each other and establish a Joint Working Committee within 4 Business Days after the signing of this Agreement. The duty of the Joint Working Committee is to ensure the smooth operation and transfer of the Target Businesses in the transaction period.
5. Pre-Completion Undertakings
5.1 Except otherwise stipulated in the Transaction Documents or with the consent of the Purchaser or as approved or recognized by the Joint Working Committee, the Seller and Unicom Listco undertake that before the Completion Commencement Date:
(1)	The operation and management of the Target Businesses will be conducted in the ordinary course, i.e., (i) it will not make any material change to the usual operation policies of the Target Businesses (including but not limited to practice and policies relating to operation, marketing and pricing); (ii) it will not make any material change to its usual financial policy of the Target Businesses; (iii) it will actively protect the subscriber base of the Target Businesses, and will expand the subscriber base with its usual sales practice; (iv) it will ensure that the normal operation of the Target Businesses is maintained, and will ensure that services meeting the usual standards will be provided to the subscribers of the Target Businesses;
(2)	It will not enter into any contract on the Target Businesses with a value in excess of RMB20 million;
(3)	It will not make any investment in connection with the Target Businesses for an amount exceeding RMB20 million;
(4)	It will not make any disposal in connection with the Target Businesses (including but not limited to transfer, acceptance, leasing, pledging or otherwise creating third party rights thereon) for an amount exceeding RMB20 million;
(5)	It will not make any substantial adjustments to its labour relationship with, or the positions and remuneration for, any of its employees working for the CDMA Business and staff to join the Purchaser; and
(6)	The Purchaser will not, at the Completion Commencement Date, have any liability for outstanding benefits or social securities owed to Transferred Employees.
5.2 The Seller will actively cooperate with the Purchaser to complete the due diligence investigations, accounts verification, and stock-taking of assets of the Target Businesses in accordance with reasonable requests from the Purchaser.
6. Completion and Final Transfer
6.1 The Completion Commencement Date shall be the date on which the Purchaser makes the payment of the First Installment pursuant to requirements of Article 2.3 of this Agreement.
6.2 On the Completion Commencement Date, the Target Businesses will be deemed as legally owned by the Purchaser. Unless the parties otherwise agree, any obligations and liabilities arising from the operation and management of the Target Businesses before the Completion Commencement Date shall be borne by the Seller; from the Completion Commencement Date, any obligations or liabilities arising from the operation and management of the Target Businesses shall be borne by the Purchaser.
6.3 The Purchaser and the Seller agree to cooperate and complete, within 60 days from the Completion Commencement Date, a substantial delivery of the Target Businesses pursuant to the Completion Plan (the “Delivery Date”). To achieve the above mentioned target, the parties will, before the signing of the Detailed Agreements, jointly conduct the classification, due diligence investigations, accounts verification, and stock-taking of the Target Businesses and related assets and other follow-up jobs, and the confirmation of related lists (including those on assets, liabilities, staff, and material contracts), as well as the initial list of the Target Businesses as soon as practicable.
6.4 To accomplish a full delivery of the Target Businesses, the Seller shall, pursuant to the Completion Plan agreed upon by the parties, engage in actions including but not limited to the followings within 60 days from the Completion Commencement Date:
(1)	On the Completion Commencement Date, to issue an announcement regarding the transfer of CDMA Subscribers due to the Business Transaction, stating that all CDMA Subscribers will be transferred to the Purchaser since the Completion Commencement Date;
(2)	On the Completion Commencement Date, to transfer the employment relationship of all Transferred Employees to the Purchaser;
(3)	To transfer all assets of the Target Businesses (including tangible and intangible assets) to the Purchaser, to revise the present contractual relationships and business arrangements of the Seller related to the Target Businesses, so that all rights owned and obligations taken by the Seller will be owned and taken by the Purchaser (or jointly owned and taken);
(4)	To deliver all business information (including but not limited to related contract copies, subscriber information, business records, financial and accounting records, operation records, statistical data, instruction books, maintenance handbooks, training handbooks and other documents, data and information necessary and related to the proper operation of Target Businesses, including in paper, electronic and other forms) related to the Target Businesses and incidental to the transferred assets and transferred liabilities to the Purchaser on an “as is” basis;

(5)	Where the Target Business involves any change of the parties to any contract, to handle the procedure for such changes; and
(6)	To transfer Assumed Liabilities, and change the contractual parties on any Assumed Liabilities to the Purchaser.
The Seller and the Purchaser will further agree on detailed arrangements related to the Completion in the Detailed Agreements.
6.5 The Seller agrees to cooperate with the Purchaser in the Completion pursuant to Article 6.4 above.
6.6 The Seller undertakes that, within the period from the Completion Commencement Date to the Delivery Date, Article 5.1 of this Agreement shall continue to be applicable to such part of the Target Businesses that has not been transferred to the Purchaser has not been completed.
7. Representations and Warranties
7.1 Representations and Warranties of the Seller
As of the date of this Agreement, the Completion Commencement Date and the Delivery Date, except for items disclosed in writing in the Transaction Documents or for which provisions have been made in the financial statements, the Seller makes the following representations and warranties (the “Warranties of the Seller”) to the Purchaser:
(1)	It holds all the relevant permits, licences or authorization from government authorities necessary for the operation of the Target Businesses (including infrastructure telecommunications business and value-added telecommunications business);
(2)	Its execution and implementation of this Agreement will not result in:
(a)	any breach of its constitutional documents and other related documents, or any laws, rules and regulations applicable to the company; or
(b)	any breach of any material contract, agreement, licence, or other indenture entered into by it as a party, or any order, judgment and decree issued by any court, government authority and regulatory authority.
(3)	It legally owns and operates the Target Businesses and related assets, which are free of (including but not limited to) any charge, pledge, lien, reserved rights or any other third party rights and other restriction to rights;
(4)	The Seller agrees that, in the Detailed Agreements to be entered into by the parties, it will make detailed representations and warranties to the Purchaser on the conditions of the Target Businesses (including but not limited to those relating to business, technology, financial affairs, law, and other aspects) and on the validity of its sale of the Target Businesses in accordance with market practice and on terms mutually agreed by the Purchaser and the Seller.
7.2 Warranties of Unicom Listco
Unicom Listco provides its warranty in respect of the representations and warranties made by the Seller in Article 7.1 of this Agreement.
7.3 Representations and Warranties of the Purchaser
As of the date of this Agreement, the Completion Commencement Date and the Delivery Date, the Purchaser makes the following representations and warranties (the “Warranties of the Purchaser”) to the Seller:
(1)	The execution and implementation of this Agreement will not result in:
(a)	any breach of its constitutional documents and other related documents, or any laws, rules and regulations applicable to the company; or
(b)	any breach of any material contract, agreement, licence, or other indenture entered into by it as a party, or any order, judgment and decree issued by any court, government authority and regulatory authority.
(2)	The Purchaser has such immediately available financial resources (in cash or loan) as necessary for payment of the purchase price on the due date pursuant to this Agreement and perform other obligations hereunder;

(3)	The Purchaser agrees to make detailed representations and warranties to Unicom Listco and the Seller on the validity of its purchase of the Target Businesses in the Detailed Agreements in accordance with market practice and on terms mutually agreed by the Purchaser and the Seller.
8. No Revocation or Termination Right
Unless otherwise stipulated in this Agreement, no party shall have the right to revoke or terminate this Agreement under any circumstance (whether before or after the Completion).
9. Employees
9.1 The total number of employees to be transferred from the Seller to the Purchaser will be determined based on the proportion of the CDMA Service Revenue for 2007 to the total service revenue of Unicom Listco for the same period. The scope of such transfer covers existing contract-based employees of the Seller as at 31 December 2007. Professional employees directly related to CDMA Network shall be transferred to the Purchaser and other employees providing management and business support for the development of CDMA Network business shall be transferred proportionately. A specific plan will be determined by the parties through consultation, taking into consideration the geographical differences between the South and the North and other factors in present businesses of related enterprises, and the relevant agreement will be entered into between the parties separately. Retired employees, whether officially retired, retired with honor or retired before the stipulated age, shall not be included in the scope of such transfer.
9.2 The services provided by the seconded employees to the Purchaser will be determined, after the Purchaser consulted the Seller, in a separate agreement based on the necessity of the CDAM Network operation and existing services provided by the seconded employees working with the Seller for CDAM Network business. Such employees shall be seconded to the Purchaser under new agreements entered into by them with intermediaries to ensure a smooth transition of the business operation.
9.3 The parties shall finalize the list of Transferred Employees as soon as practicable so as to stabilize the workforce and facilitate the management.
10. Arrangement after the Completion Commencement Date

After the Completion, as the Seller and the Purchaser will each own certain CDMA Network/GSM Network Shared Assets, in order to ensure that the businesses of each party will be operated normally and services to subscribers will not be affected, the Seller and the Purchaser shall, on the principle of reciprocity, provide each other with such operation conditions and service assurance as necessary, including reciprocal use of the IT system and the value-added service platform shared by CDMA Network and GSM Network until 31 March 2009.
11. Payment
11.1 All payments payable by the Purchaser pursuant to this Agreement and the Detailed Agreements shall be paid to the bank account of the Seller set forth in the Detailed Agreements.
11.2 Payments made pursuant to Article 11.1 shall be paid in immediately available fund through telegraphic transfer on the due date. Proper receipt of due payment shall be considered the effective performance of related payment obligation.
11.3 The parties shall agree separately upon arrangements with regard to late payments and related late payment penalties.
12. Announcement
12.1 Neither party (nor any of its respective Affiliate) shall be allowed to issue any announcement or circular with regard to the existence of or the subject matter of this Agreement (or any other Transaction Document) without prior written approval from the other party (such approval shall not to be unreasonably withheld or delayed).
12.2 The restrictions in Article 12.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable endeavours to consult with the other party in advance as to its form, content and timing.
13. Confidentiality

13.1 Each party shall (and shall ensure each of its representatives shall) keep Confidential Information confidential, and shall not disclose to any person unless (a) permitted under this Article 13; or (b) upon written approval from the other party.
13.2 Article 13.1 shall not prevent disclosure by a party or its representatives if and to the extent it can demonstrate that:
(1)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having competent jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);
(2)	Confidential Information to be disclosed is lawfully in the possession of that party or any of its representatives (in either case as evidenced by written records) without any confidential obligation prior to its being received or held;
(3)	Confidential Information to be disclosed become publicly available other than due to that party’s fault (or that of its representatives); and
(4)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).
14. No Transfer
Except as provided in this Agreement or unless the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with (collectively “Transfer” for the purpose of this Article 14) all or any of its rights under this Agreement, nor grant, declare, create or dispose of any right, interest or obligation it has. Any purported assignment in contravention of this Article 14 shall be void.
15. Further Assurances
15.1 Each of the parties shall execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.
15.2 Each of the parties shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

16. Taxes and Expenses
16.1 Subject to Article 16.2 and except as otherwise provided in this Agreement (or any other Transaction Document), each party shall be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Business Transaction.
16.2 The Purchaser, Seller or their respective Affiliates shall, in accordance with provisions of relevant laws and regulations as well as rules or decisions of the state, bear all taxes arising from this Agreement or any other Transaction Documents and all relevant levies imposed by any government authority, regulatory body and stock exchange.
17. Notice
17.1 Any notice in connection with this Agreement shall be in writing in Chinese and delivered by hand, fax, registered post or courier services recognized by the parties. A notice shall be effective upon receipt and shall be deemed to have been received (a) at the time of delivery, if delivered by hand, registered post or courier services or (b) at the time of transmission if delivered by fax, provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of working hours on the following Business Day.
17.2 The addresses and fax numbers of the parties for the purpose of Article 17.1 are:
The Seller:
Address: 1167, 11/F, 133 Xidan North Avenue, Xicheng District, Beijing
Fax: (8610) 6611 9002
To: The General Manager of the General Affairs Department
The Purchaser:
Address: 31 Financial Street, Xicheng District, Beijing, the PRC
Fax: (8610) 5850 1500
To: Legal Department
Unicom Listco:
Address: 75/F, The Centre, 99 Queen’s Road Central, Hong Kong

Fax: (00852) 2126 2016
To: Company Secretary
18. Conflicts with Other Agreements
If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group), unless (a) any such other agreement expressly states that it overrides this Agreement in the relevant respect and (b) the Seller and the Purchaser are also parties to any such other agreement or otherwise expressly agree in writing that any such other agreement shall override this Agreement in that respect.
19. Waivers, Rights and Remedies
Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right, power or remedy relating to this Agreement or any of the Transaction Documents shall operate as a waiver of such right, power or remedy or preclude its exercise of such right, power or remedy at any subsequent time. No single or partial exercise of any such right, power or remedy shall preclude any further exercise of it.
20. Counterparts
This Agreement is prepared in Chinese, with sixteen (16) original copies. Each party shall hold four (4) copies and the remaining copies shall be submitted for approval by and/or filing with competent government authorities. The aforesaid agreement counterparts are equal in legal effect.
21. Effectiveness and Amendment
This Agreement shall come into effect when signed and sealed by the legal representatives or authorized representatives of the parties. After signing of this Agreement, any amendment hereto (or to any other Transaction Document) shall be made in writing, and shall be effective only when signed and sealed by the legal representatives or authorized representatives of the parties.
22. Invalidity

Each of the provisions of this Agreement and any other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.
23. Governing Law and Arbitration
23.1 This Agreement shall be governed by, and interpreted in accordance with laws of the PRC.
23.2 The parties shall strive to settle any dispute, controversy or claim arising from the interpretation or performance of, or in connection with, this Agreement (a “Disput”) through friendly consultations. In the event no settlement can be reached through consultations within 60 days from the submission of such matter by one party to the other party, then any party may refer the matter to arbitration.
23.3 The Dispute shall be settled by arbitration at the China International Economic and Trade Commission (“CIETAC”) in accordance with its rules in effect at the time of arbitration. The Dispute shall be adjudicated by three arbitrators. Each party shall select one arbitrator (but Unicom Listco and the Seller shall jointly appoint one arbitrator) and the third arbitrator shall be appointed by the two appointed arbitrators, provided however that if the two appointed arbitrators cannot decide upon the selection of the third arbitrator, then the third arbitrator shall be appointed by CIETAC.
23.4 The arbitration proceedings shall be administered by CIETAC as the administering authority and shall, unless the Parties otherwise agree, be conducted in Chinese. The arbitration proceedings shall take place in Beijing.
23.5 Any arbitral award rendered in accordance with the arbitration proceedings described above shall be final and binding upon the parties and shall be enforceable in accordance with its terms.
23.6 Any arbitration expense shall be paid by the losing party. The parties agree that, if it becomes necessary for a party to enforce an arbitral award by legal action of any kind, the party against which such legal action is taken shall pay all reasonable costs and expenses and attorneys’ fees.
23.7 During the period when a dispute is being resolved, the parties shall in all other respects continue their implementation of this Agreement.

Schedule 1 Definitions and Interpretations
1. Definitions. In this Agreement, the following terms shall have the following meanings:
“Unicom Listco” means China Unicom Limited, a company incorporated under the laws of Hong Kong with limited liability, whose shares are listed on the Main Board of the Stock Exchange of Hong Kong Limited and whose ADSs are listed on New York Exchange, Inc.;
“Agreement” means this framework agreement related to the transfer of the CDMA business;
“China” or “PRC” means the People’s Republic of China (for the purpose of this Agreement, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan region are not included);
“Unicom Group” means China United Telecommunications Corporation, a company incorporated under the laws of the PRC with limited liability;
“Unicom New Horizon” means Unicom New Horizon Mobile Telecommunications Company Limited, a company incorporated under the laws of the PRC with limited liability;
“Unicom A Share Company” means China United Telecommunications Corporation Limited, a joint stock limited company incorporated under the laws of the PRC, whose shares are listed on the Shanghai Stock Exchange;
“Unicom CDMA Lease Agreement” means the CDMA network capacity lease agreement dated 26 October 2006 entered into between Unicom A Share Company, Unicom New Horizon and Unicom Group (the rights and obligations of Unicom A Share Company under this agreement were subsequently transferred to the Seller), pursuant to which Unicom New Horizon agreed to lease capacity on the CDMA network to Unicom A Share Company;
“Transfer Agreement of the Unicom CDMA Lease Agreement” means the transfer agreement of the CDMA network capacity lease agreement dated 26 October 2006 entered into between Unicom A Share Company and the Seller, pursuant to which

Unicom New Horizon agreed to lease capacity on the CDMA network to the Seller;
“Telecom Group” means China Telecommunications Corporation, a state-owned enterprise incorporated under the laws of the PRC;
“Business Transaction” has the meaning given to it in Item (4), Whereas Clause;
“Assets Transfer” has the meaning given to it in Item (4), Whereas Clause;
“Initial Consideration” has the meaning given to it in Article 2.1;
“First Payment” has the meaning given to it in Article 2.3(1);
“Second Payment” has the meaning given to it in Article 2.3(2);
“Third Payment” has the meaning given to it in Article 2.3(3);
“Unconditional Date” means the day on which all of the conditions precedent as stated in Article 3.1 have been satisfied (or waived in writing by the parties to the Agreement);
“Completion Commencement Date” has the meaning given to it in Article 6.1;
“Delivery Date” has the meaning given to it in Article 6.3;
“CDMA” means Code Division Multiple Access technology, which is a digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication;
“Business” means the CDMA mobile telecommunications business operated by the Seller as at the Completion Commencement Date;
“Target Businesses” has the meaning set out in Article 1.1 of this Agreement;
“CDMA Subscribers” means the subscribers of the CDMA business on all the 133/153 signal segments owned by the Seller on the Completion Commencement Date;

“Detailed Agreements” means the definitive agreements to be entered into in respect of the Business Transaction after the signing of this Agreement by the Purchaser and the Seller and Unicom Listco based on the understanding reached in this Agreement;
“Liabilities” means all the liabilities, duties and debts of any nature, whether deriving from contract, law or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;
“Material Adverse Changes” means such events which cause losses of RMB300,000,000 or more to the operation of the Target Businesses separately, or cause losses of RMB1,000,000,000 or more to the operation of the Target Businesses collectively;
“CDMA Termination Agreement” means the agreement to be entered into between Unicom Group, Unicom New Horizon and Unicom A Share Company (the rights and obligations of Unicom A Share Company under this agreement to be subsequently transferred to the Seller), pursuant to which Unicom A Share Company agrees to waive or procure the waiver by the Seller of its right to exercise the Network Purchase Option and the parties agree to terminate or procure the termination of the Unicom CDMA Lease Agreement, in each case with effect from the Completion Commencement Date;
“Transfer Agreement of the CDMA Termination Agreement” means the transfer agreement to be entered into between Unicom A Share Company and the Seller, pursuant to which Unicom A Share Company agrees to transfer all its rights and obligations under the waiver of its Option and termination of the Unicom CDMA Lease Agreement to the Seller, with effect from the Completion Commencement Date;
“Telecom CDMA Lease Agreement” means a CDMA lease agreement to be entered into between the Purchaser and Telecom Group, pursuant to which Telecom Group agrees to lease network capacity to the Purchaser, with effect from the Completion Commencement Date;
“Assets Transfer Agreement” means the framework agreement entered into between Unicom Group, Unicom New Horizon and Telecom Group on the signing date of this

Agreement, pursuant to which Unicom Group agreed to sell part of its CDMA assets, Unicom New Horizon agreed to sell all of its assets, and Telecom Group agreed to purchase such assets;
“Completion Plan” means the detailed plans and arrangements confirmed before the signing of the Detailed Agreements between the Purchaser and the Seller in respect of the delivery of the Target Business based on the understanding reached in this Agreement;
“Transition Period”, only for the purpose of Item (8), Article 3.1 in this Agreement, means the period between the Completion Commencement Date and 31 September 2009;
“Surviving Provisions” means Article 12 (Announcement), Article 13 (Confidentiality), Article 14 (No Transfer), Article 16 (Tax and Expense), Article 17 (Notice), Article 18 (Conflicts with Other Agreements), Article 19 (Waivers, Rights and Remedies), Article 21 (Effectiveness and Amendment), Article 22 (Invalidity), Article 23 (Governing Law and Arbitration) and Schedule 1 (Definitions and Interpretation);
“Confidential Information” means:
(1)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its representatives) relating to the Seller Group or, prior to Completion, the Business; or
(2)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its representatives) relating to the Purchaser Group or, following Completion, the Business; or
(3)	information relating to the provisions of, and negotiations leading to, this Agreement and any other Transaction Documents.
“Affiliate” means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;
“Joint Working Committee” has the meaning given to it in Article 4;

“Business Day” means any days other than Saturday, Sunday and other public holidays announced by the PRC Government;
“Transaction Documents” means this Agreement, Disclosure Letter, Detailed Agreements, Completion Plan, Completion List and other relevant documents;
“Transferred Employees” means the contract-based employees allocated to the Purchaser pursuant to Article 9.1;
“Assumed Liabilities” means the liabilities as at the Completion Commencement Date directly related to Articles 1.1(1)-(5) of this Agreement, but not including any interest-bearing liabilities and other liabilities to be defined in the Detailed Agreements by the Seller and Purchaser;
“Warranties of the Seller” has the meaning given to it in Article 7.1;
“Warranties of the Purchaser” has the meaning given to it in Article 7.3;
“Completion” means the completion of the sale and purchase of the Target Business pursuant to this Agreement;
“CDMA Network/GSM Network Shared Assets” means, in relation to the assets owned respectively by the Purchaser and Seller, the assets not exclusively belonging to its CDMA or GSM businesses, but used or involved in both businesses during the past or future operating process;
“CDMA/GSM Shared Base Stations”, for the purpose of Item (5), Article 1.1 of this Agreement only, means the commonly used facilities in the shared base stations which mainly include machine room/station site, tower/mast, antenna and power supply;
“Seller Group” means the Seller and its Affiliate from time to time;
“Purchaser Group” means the Purchaser and its Affiliate from time to time;
“Dispute” has the meaning given to it in Article 23.2.
“CIETAC” has the meaning given to it in Article 23.3.

2.	Interpretation. In this Agreement, unless the context otherwise requires,
(1)	references to a “person” include any individual, firm, body, corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal person status);
(2)	in this Agreement, references to “parties” include all parties to this Agreement, and “both parties” refers specifically to the Purchaser and the Seller;
(3)	references to “Articles” are to the articles of this Agreement;
(4)	the headings are inserted for convenience only and do not affect the interpretation of this Agreement;
(5)	words and phrases indicating the singular shall include the plural and vice versa; and references to one gender include all genders;
(6)	for the purposes of applying a reference to a monetary sum expressed in RMB, an amount in a different currency shall be deemed to be an amount in RMB translated at the Exchange Rate at the relevant date;
(7)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(8)	laws and regulations. Except as otherwise expressly provided in this Agreement, any express reference to a law or regulation (which includes any legislation in any jurisdiction) includes references to: (a) that law or regulation as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (b) re-enacted law or regulation (with or without modification); and (c) any subordinate legislation (including rules) made (before or after the date of this Agreement) under that law or regulation, as amended, consolidated or re-enacted as described in (a) or (b) above, except to the extent that any of the matters referred to in (a) to (c) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser under this Agreement.

3. Schedules. The Schedules constitute an integral part of this Agreement.
4. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule 1 and the definitions set out in any article or any other Schedules, then, for the purposes of construing such article or Schedule, the definitions set out in such article or Schedule shall prevail.
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IN WITNESS WHEREOF this CDMA Business Transfer Framework Agreement has been executed by the parties on the date and year first above written.
China Unicom Corporation Limited (official chop)
Signed by legal representative or authorised representative: /s/ Chang Xiaobing

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IN WITNESS WHEREOF this CDMA Business Transfer Framework Agreement has been executed by the parties on the date and year first above written.
China Telecom Corporation Limited (official chop)
Signed by legal representative or authorised representative: /s/ Wang Xiaochu

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IN WITNESS WHEREOF this CDMA Business Transfer Framework Agreement has been executed by the parties on the date and year first above written..
China Unicom Limited (official chop)
Signed by legal representative or authorised representative: /s/ Chang Xiaobing

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